February 20, 1997

Mr. Phil Wiland
Concepts Direct, Inc.
1351 South Sunset Street
Longmont, Colorado 80501-6549

RE:	New Concepts Direct Facility - Letter of Intent
Notice to Proceed with Material Pre-orders & Structural Work

Mr. Wiland:

Per our previous discussions, this letter is to establish that Concepts Direct, Inc. and Saunders Construction, Inc. propose, subject to the conditions contained herein, to enter into an agreement for the construction of a new facility for Concepts Direct on Lot 1, Block I of Concepts Direct Filing Number I in Longmont, Colorado. The final pricing and terms of the agreement will be in general accordance with Saunders Construction's preliminary proposal, but subject to the mutual agreement of Concepts Direct, Inc. and Saunders Construction, Inc., and will be finalized upon completion of construction documents prepared by Intergroup Architects. In order to keep the project on schedule it is necessary to pre-order long lead items, begin the shop drawing process on structural components, install all underground piping and utilities at the building pad, and begin the construction of the foundations, slab-on-grade and exterior wall panels.

With your signature in the space provided on the following page, this letter will serve as our Notice to Proceed with this work. The total not-to-exceed cost for this work is itemized on the attached sheets. Please note that this cost does not include plan check and permit fees or water and sewer fees which will be paid directly by Concepts Direct.

It is understood by Concepts Direct and Saunders Construction, Inc. that Concepts Direct may terminate this agreement at any time, however, if this project is terminated for any reason the above costs will be payable to Saunders Construction, Inc., less the value of any uncompleted work at the point of termination. It is agreed by both parties that the intent of this letter is to allow the start of construction prior to the execution of a formal contract. Upon execution of a formal contract, this letter will become null and void and the above costs will become a cost of the executed contract.

Please signify your acceptance of these conditions by providing a dated signature in the space provided below and returning a copy to Saunders Construction, Inc.. Saunders Construction, Inc. and Concepts Direct both agree that this letter of intent and agreement is binding only as to the specifics contained herein and neither party by this letter is obligated to enter into or execute any additional contract or agreement unless mutually satisfactory to both parties and executed by both parties. Should you have any questions or concerns, please feel free to call. We look forward to working with you on this project.
Sincerely,

SAUNDERS CONSTRUCTION, INC.
/s/ David F. Hoffman
David F. Hoffman
Chief Estimator

Accepted,
CONCEPTS DIRECT, INC.
/s/ Phillip A. Wiland
Phillip A. Wiland
Chairman

(Various tables follow in the original outlining the total anticipated costs totaling $1,977,676.)